Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Silicon Graphics, Inc.:

We consent to the use of our reports dated September 12, 2007, with respect to the consolidated balance sheets of Silicon Graphics, Inc. as of June 29, 2007 (Successor Company) and June 30, 2006 (Predecessor Company) and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the nine months ended June 29, 2007 (Successor Company), the three months ended September 29, 2006 (Predecessor Company), and the year ended June 30, 2006 (Predecessor Company), the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 29, 2007, which reports appear in the June 29, 2007 annual report on Form 10-K of Silicon Graphics, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the accompanying Registration Statement on Form S-3 and related prospectus of Silicon Graphics, Inc.

As discussed in note 2 to the consolidated financial statements on Form 10-K, on September 19, 2006, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Plan of Reorganization (the Plan). The Confirmation Order became a final order on September 29, 2006 and the Company emerged from Chapter 11 on October 17, 2006. In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of September 29, 2006 as further described in note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

Our report dated September 12, 2007, on the effectiveness of internal control over financial reporting as of June 29, 2007, expresses an adverse opinion that Silicon Graphics, Inc. did not maintain effective internal control over financial reporting related to accounting for income taxes as of June 29, 2007, because of the effect of a material weakness on the achievement of objectives of the control criteria.

/s/    KPMG LLP

Mountain View, CA

October 31, 2007